Exhibit 10.1
SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of December, 2018, by and among Blackstone Capital Partners VI L.P. (“BCP VI”) and Blackstone Family Investment Partnership VI-ESC L.P. (“Blackstone Family” and, together with BCP VI, “Sellers” and each, a “Seller”) and Crocs, Inc. a Delaware corporation (the “Purchaser”).
RECITALS
WHEREAS, BCP VI currently holds 198,503 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Purchaser (the “Preferred Stock”) and Blackstone Family currently holds 497 shares of Preferred Stock.
WHEREAS, Sellers desire to sell to the Purchaser, and Purchaser desires to purchase from Sellers, 99,500 shares of “Preferred Stock, on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”).
WHEREAS, in connection with the closing of the Repurchase Transaction, (i) Sellers will receive a cash payment of $11,940,000 from Purchaser and (ii) Sellers will convert the remaining 99,500 shares of Preferred Stock that they own into 6,862,066 shares of common stock of Purchaser, par value $0.001 per share (the “Common Stock”), 6,844,929 shares of which will be issued to BCP VI and 17,137 shares of which will be issued to Blackstone Family, and a right to receive a cash payment of $34.75 from Purchaser in respect of fractional shares, on the terms and conditions set forth in this Agreement.
WHEREAS, after due consideration, the Board of Directors of the Purchaser (excluding those directors that were appointed by Sellers pursuant to the Investment Agreement, dated as of December 28, 2013 between BCP VI and Purchaser, as amended by that certain First Amendment to Investment Agreement, dated as of January 27, 2014 between BCP VI and Purchaser and that Second Amendment to Investment Agreement dated as of June 6, 2017 between BCP VI and Purchaser (the “Investment Agreement”)) have approved the Repurchase Transaction and related matters set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF COMMON SHARES

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SECTION 1.1 Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Sellers, 99,500 shares of Preferred Stock (the “Purchased Shares”) for a purchase price of $182,805,471.54 (the “Purchase Price”), which purchase price shall be allocated as follows: $182,348,917.17 to BCP VI and $456,554.37 to Blackstone Family.
SECTION 1.2 Conversion. Subject to the terms and conditions of this Agreement, at the Closing, (i) Sellers shall receive a cash payment of $11,940,000 from Purchaser (the “Additional Payment” and together with the Purchase Price, the “Consideration”), which Additional Payment shall be allocated as follows: $11,910,180 to BCP VI and $29,820 to Blackstone Family and (ii) the remaining 99,500 shares of Preferred Stock owned by Sellers (the “Converted Shares” and, together with the Purchased Shares, the “Shares”) will be irrevocably converted into 6,862,066 shares of Common Stock (the “Conversion”), 6,844,929 of which shall be issued to BCP VI and 17,137 of which shall be issued to Blackstone Family. For clarity, upon the Conversion and except as set forth in Section 1.3, no further amounts shall be payable in respect of the Converted Shares (including any accrued but unpaid dividends as of the time of Conversion).
SECTION 1.3 Additional Consideration. In addition to the Consideration, (i) BCP VI shall be entitled to receive $2,977,545.00 in respect of the 198,503 shares of the Preferred Stock held by BCP VI as of the date hereof and (ii) Blackstone Family shall be entitled to receive $7,455.00 in respect of the 497 shares of the Preferred Stock held by Blackstone Family as of the date hereof, that is, in each case, payable in cash on January 1, 2019.
SECTION 1.4 Lock-Up.
(a)    Each Seller agrees that, (i) for a period (the “Lock-Up Period”) beginning on the Closing Date and ending on, and including, the date immediately prior to the first date (the “Lock-Up Release Date”) on which the Company’s trading window opens following release of the Purchaser’s report on Form 10-Q to be filed with the Securities and Exchange Commission (“SEC”) for the quarterly period ended June 30, 2019 (but in any event, the Lock-UP Release Date shall be no later than August 12, 2019), such Seller will not, without the prior written consent of Purchaser, (A) sell, offer to sell, contract or agree to sell, make any short sale, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any Common Stock issued upon the Conversion (the “Conversion Common Stock”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Conversion Common Stock or (C) publicly announce an intention to effect any transaction specified in clause

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(A) or (B) (the foregoing (A), (B) and (C), collectively, the “Lock-Up Prohibited Actions”) and (ii) beginning on the Lock-Up Release Date, such Seller shall be permitted to take any Lock-Up Prohibited Action in respect of all of the shares of Conversion Common Stock held by such Seller and the restrictions set forth in this Section 1.4(a) will no longer be applicable to any of Sellers. The foregoing sentence shall not apply to transfers, sales or other actions with respect to Conversion Common Stock (i) to another corporation, partnership or other business entity that, directly or indirectly, controls, is controlled by or is under common control with such Seller or to any other Permitted Transferee (as defined in the Investment Agreement), (ii) to any successor entity of such Seller, (iii) as part of a disposition, transfer or distribution without consideration by such Seller to its stockholders, members, limited or general partners or other equity holders, in each case of the foregoing clauses (i), (ii) and (iii), provided that any such transfer shall not involve a disposition for value, it shall be a condition of such transfer that each transferee, or distributee sign and deliver a lock-up agreement substantially in the form of this Section 1.4, (iv) as part of a sale, disposition or transfer of Common Stock pursuant to a bona fide third party tender offer for all or substantially all of the outstanding shares of Common Stock of the Purchaser, or exchange offer, merger, consolidation or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Purchaser or any subsidiary of Purchaser or (v) otherwise approved in writing by the Board of Directors of the Purchaser.
(b)    Each Seller agrees that all certificates representing the Conversion Common Stock will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 28, 2013, AS AMENDED, AND A REPURCHASE AGREEMENT, DATED DECEMBER __, 2018, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”
(c)    For the avoidance of doubt, for purposes of Section 4.2(c) of the Investment Agreement, the parties agree that no shares of Preferred Stock shall be deemed to be outstanding as of the Closing.

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SECTION 1.5 Closing. The closing of the Repurchase Transaction (the “Closing”) will take place at the offices of Perkins Coie LLP, 1900 Sixteenth Street, Denver, Colorado 80202 on the 3rd business day following the date of this Agreement (the “Closing Date”). At the Closing, (0) Sellers shall deliver or cause to be delivered to Purchaser certificates representing the Purchased Shares and the Converted Shares, together with such endorsements and other transfer documents as may be reasonably requested by Purchaser or necessary to transfer to Purchaser right, title and interest in and to the Purchased Shares or to cancel the Converted Shares, (b) Purchaser shall pay to Sellers the Consideration in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Sellers to Purchaser and (c) each Seller will deliver to Purchaser a duly completed and executed conversion notice in the form provided by Purchaser.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers makes the following representations and warranties to the Purchaser:
SECTION 2.1 Existence and Power.
(a)    Each Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution and delivery of this Agreement by each Seller and the consummation by such Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act Filings”)) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over such Seller; and (ii) do not and will not constitute or result in a breach, violation or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, to which such Seller is a party or (y) such Seller’s organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority or similar body applicable to such Seller, except in each case in this clause (ii) as would not materially adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.
SECTION 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other

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similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.
SECTION 2.3 Ownership of Shares. Sellers, collectively, are the sole record owner of the Shares and has good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, equities or adverse claims. Upon payment of the Purchase Price in accordance with this Agreement, good and valid title to the Purchased Shares, free and clear of all liens, encumbrances, equities or adverse claims, will pass to Purchaser.
SECTION 2.4 Receipt of Information. Each Seller has received all the information it considers necessary or appropriate for deciding whether to consummate the Repurchase Transaction. Each Seller has had an opportunity to ask questions and receive answers from the Purchaser. Each Seller has had the opportunity to discuss with its tax advisors the consequences of the Repurchase Transaction. Each Seller has not received, nor is it relying on, any representations or warranties from Purchaser other than as provided herein, and Purchaser hereby disclaims any other express or implied representations or warranties with respect to itself.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Purchaser hereby makes the following representations and warranties to Sellers:
SECTION 3.1 Existence and Power.
(a)    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
(b)    The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over Purchaser; and (ii) does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Purchaser is a party, with Purchaser’s certificate of incorporation, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Purchaser or cause the acceleration or termination of any obligation or right of the Purchaser or any other party thereto, except in each case in this

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clause (ii) as would not materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.
SECTION 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.
SECTION 3.3 Sufficient Funds. Purchaser has as of the date hereof or will have as of the Closing Date access to fully committed funds sufficient to consummate the transactions contemplated by this Agreement.
ARTICLE 4
MISCELLANEOUS PROVISIONS
SECTION 4.1 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to the address and to the attention of the person set forth in this Agreement. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.
If delivered to the Purchaser, to:

Crocs, Inc.
7477 East Dry Creek Parkway
Niwot, CO 80504
Attention: Daniel Hart
Facsimile No: (303)-848-7010

with a copy to:

Perkins Coie LLP
1900 16th Street
Suite 1400
Denver, CO 80202
Attention: Jason Day
Facsimile No: (303) 291-2462

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if to any Seller or Sellers, to:

Blackstone Capital Partners VI, L.P.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10154
Attention: Prakash Melwani
Facsimile No: (212)-583-5596

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, New York 10017
Attention: Anthony F. Vernace
Facsimile No: (212) 455-2502
SECTION 4.2 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction and the Conversion embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
SECTION 4.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.
SECTION 4.4 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
SECTION 4.5 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.
SECTION 4.6 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any

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benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.
SECTION 4.7 Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.
SECTION 4.8 No Broker. Except as previously disclosed in writing to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.
SECTION 4.9 Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.
SECTION 4.10 Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.
SECTION 4.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
SECTION 4.12 Termination. This Agreement may be terminated and the Repurchase Transaction and Conversion abandoned at any time prior to the Closing Date by (i) mutual written consent of each party or (ii) by either party if the Closing Date has not occurred within 30 days after the date hereof.
SECTION 4.13 Public Announcements. Sellers, on the one hand, and the Purchaser, on the other hand, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Repurchase Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system. Notwithstanding anything to the contrary herein, Sellers shall be permitted to make the Exchange Act Filings and the Purchaser shall be permitted to make the disclosures required in its filings pursuant to the Exchange Act, in each case without such review and consultation.

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SECTION 4.14 Non-Recourse. All claims or causes of action (whether based in contract, tort, fraud, strict liability, other laws or otherwise, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties in the introduction to this Agreement (or their respective successors or assignees). No person who is not a named party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, affiliate, agent, attorney or representative of any named party to this Agreement, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution. The Purchaser (on behalf of itself, each other Purchaser Related Party and any of their respective successors, heirs or representatives) covenants and agrees that it shall not institute, and shall cause its representatives and affiliates not to bring, make or institute any action, claim, proceeding (whether based in contract, tort, fraud, strict liability, other laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any of the transactions contemplated hereby or thereby against any of the Blackstone Related Parties and that none of the Blackstone Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Purchaser or any other Purchaser Related Party or any of their respective successors, heirs or representatives (or any person claiming by, through or on behalf of the Purchaser or any other Purchaser Related Party) thereof arising out of or relating to this Agreement or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law (and subject only to the specific contractual provisions of this Agreement), the Purchaser (on behalf of itself, each other Purchaser Related Party, any person claiming by, through or on behalf of the Purchaser or any other Purchaser Related Party, and any of their respective successors, heirs or representatives) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities against the Blackstone Related Parties. For the purpose of this Section 4.14, (i) “Purchaser Related Party” shall mean the Purchaser and each of its former, current or future general or limited partners, parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and their present and former directors, officers, members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns and (ii) “Blackstone Related Party” shall mean each Seller, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, agents, attorneys or other representatives, successors, beneficiaries, heirs and assigns.
SECTION 4.15 Tax Treatment. The parties agree that for U.S. federal (and applicable state and local) tax purposes the Consideration and the additional consideration payable pursuant to Section 1.3 will be treated as gain from a sale or exchange.

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(Signatures appear on the next page.)

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

CROCS, INC.

By:	/s/ Anne Mehlman

Name: Anne Mehlman
Title: Executive Vice President and Chief Financial Officer

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SELLERS:

BLACKSTONE CAPITAL PARTNERS VI, L.P. By: Blackstone Management Associates VI L.L.C., its general partner By: BMA VI L.L.C., its sole member

By:	/s/ Prakash Melwani
Name: Prakash Melwani
Title: Sr. Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI-ESC L.P. By: BCP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Prakash Melwani
Name: Prakash Melwani
Title: Sr. Managing Director

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